Exhibit 3.1

Barbara K. Cegavske   Secretary  f State 202 N rth Cars n Street Cars n City NV 89701-4201 Teleph ne 7756845708 fax 7756847138 *.Filed in the office of  Barbara K. Cegayske  Document Number 00010147041-18 Filing Date and Time 12/03/2015 10:04 AM  "  Certificate of Amendment. (PURSUANT TO NRS 78,345 AND TS S90) Secretary of State State  of Nevada Entity Number E0138932011-3     Certificate of amendment ot articles of incorporation for Nevada Profit Coroportions (pursuant to NRS 78.385 and 78.390 – After Issuance of Stock) 1. Name of corporation:CAMBRIDGE PROECTS,INC. 2. The articles artictes of incorporation have been amended as follows: [provied article numbers, if available] 1. ATTACHED IS EXHIBIT A TO ACTIO BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF CAMBRIDGE PROJECTS, INC.” STATING THE NAME CHANGE OF THE COPRORIATON AS FOLLOWS;THE NAME OF THE CORPOARTION IS NOW IONIX THECNOLOGY, INC. 3. The vode by which the stockholdesr hoding shares in the coproioratio naentitlilen then to excerices at least a majority of the voiting poer, or such greater proportion of the voting power as may be required in the case of avote by classes or series, or as may be require by provioins of th earticles of incorporation* have voted in favor of the eamndment is: 4. Effective date and tiem of filing (optional Dat: Time: (mist not be later than 90 days after the certificate is filed) 5. Singature: 9required) X Singature of Officer * If any proposed amendment would aalter or change any pereference or any relative or other right give to any class or series of outstanding sheres, then the amendment must be approved by the vote, in additon to the affrirmative vote otherwise require, of the hodlers of shares representing a majority  of the voiting power of each class or series affected by the amendment regardless ot limitiations or restrictions on the voting power thereof.